Wells Fargo Rail
(A carve-out business of Wells Fargo & Company)

Audited Combined Carve-out Financial Statements
As of and for the years ended December 31, 2025 and 2024

TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

Overview

Wells Fargo Rail ("WFR," the "Company," "we," "us," or "our") is a carve-out business of Wells Fargo & Company ("WF" or the "Parent"). It includes the accounts of operations that comprise the activities that relate to the following entities: Wells Fargo Rail Corporation, Wells Fargo Rail Structured Holdings LLC, Wells Fargo Rail Canada ULC, Wells Fargo Equipment Finance, Inc., Wells Fargo Equipment Finance Company/Société De Financement D'équipement Wells Fargo, Everen Capital Corporation, Helm Pacific Corporation, Wells Fargo Bank, N.A., and Wells Fargo Global Third Party Services LLC. WFR purchases, leases, operates, manages, and remarkets long-lived, widely used assets including freight cars, tank cars, boxcars, and locomotives in the North American rail market. The Company is one of the largest rail equipment lessors in North America, owning 123,191 railcars and 634 locomotives as of December 31, 2025. The Company offers two primary products as a lessor: operating leases ("OPL") and finance leases, also referred to as long-term leases ("LTL").

OPL are typically shorter-term arrangements (generally have terms of 10 years or less at inception). These agreements are typically structured as a fixed-rate rental lease or a car hire lease. Fixed-rate rental leases are offered as either full service, where the Company arranges and pays for maintenance and property tax for the assets on behalf of the lessee, or net lease, where the lessee arranges and pays for certain maintenance and property tax on the assets. The Company also provides management and administrative services for a small fleet of railcars on behalf of third-party owners, which is reported through the Company's OPL product.

LTL generally have terms of 10 years or more at inception and are offered only on a net lease basis. LTL are typically structured with lessee purchase options at or near lease-end. The LTL fleet also includes a leveraged lease portfolio. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases.

The table below shows the number of units in the Company's fleet as of December 31, 2025:

As of December 31, 2025	Operating Leases (OPL)	Finance Leases (LTL)	Total
Freight cars	92,199	20,476	112,675
Tank cars	4,960	880	5,840
Boxcars	3,411	1,265	4,676
Total Railcars	**100,570**	**22,621**	**123,191**
Locomotives	198	436	634
Total Fleet	**100,768**	**23,057**	**123,825**
Managed Railcars	**5,201**	**—**	**5,201**

The Company's fleet operates in the United States, Canada, and Mexico, with estimated economic useful lives of 25 - 50 years and an average age of approximately 21 years. The Company has a large and diverse customer base, serving approximately 600 customers primarily focused in transportation, plastics, energy, food, and agriculture industries.

The Company's primary competitors in railcar leasing are American Industrial Transport, CIT Rail, GATX Corporation, Trinity Industries Leasing Company, and Union Tank Car Company.

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the audited Combined Carve-out Financial Statements included below. The Company based the discussion and analysis that follows on financial data derived from the Combined Carve-out Financial Statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Discussion of Operating Results

Summary

Net income was $2.4 million in 2025 compared to $57.6 million in 2024. The net income decrease in 2025 as compared to 2024 was primarily attributable to a goodwill impairment loss recognized in 2025 and decreased LTL revenue, partially offset by reduced interest expense, and lower asset impairment losses related to write-downs of assets held for sale, and lower depreciation expense. The decreased LTL revenue was primarily driven by a decrease in net gains from asset dispositions due to fewer exercises of lessee purchase options in 2025. Total investment volume in acquired fleet assets was $64.5 million in 2025 compared to $374.9 million in 2024.

Rail Fleet Data

As of December 31, 2025, OPL includes approximately 16,945 tank and freight cars and approximately 477 boxcars that are scheduled to expire by the end of 2026. In addition, seven LTL contracts totaling 1,258 freight cars are scheduled to expire by the end of 2026. These amounts exclude railcars on leases expiring in 2026 that have already been renewed or assigned to a new lessee.

The Company purchases new railcars from a number of manufacturers on a build to order basis (i.e., railcars that we order from manufacturers that are intended to be placed with a lessee), including Trinity Rail Group, LLC, a subsidiary of Trinity Industries, Inc., The Greenbrier Companies, Inc. and its subsidiaries, National Steel Car Ltd., and Freight Car North America, LLC, an affiliate of Freight Car America, Inc.

The Company has granted lessee purchase options in some lease contracts, particularly for the LTL fleet. For the year ending, December 31, 2025, the Company received from lessees notice of intent to exercise purchase options scheduled for January 2, 2026 for two contracts totaling 27 units.

The following table shows the total OPL fleet with historical units on lease to customers as "active" and units in WFR's possession that are not generating income as "idle". OPL fleet utilization is calculated on the secondary axis.


OPL Fleet
160,000
120,000
80,000
40,000
—
Fleet Size
100%
95%
90%
85%
80%
Utilization
2021
2022
2023
2024
2025
Active Fleet
Idle
Utilization

Lease Price Index

The Lease Price Index ("LPI") is an internally generated business indicator that measures renewal pricing activity for the Company's OPL fleet. The LPI calculation includes all renewal activity for the 12-month period ended December 31, 2025 for fixed-rate rental leases. Renewals are weighted by the count of all renewals over the 12-month period. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate. The average renewal lease term is reported in months and reflects the average renewal lease term in the LPI.

During 2025, the renewal rate change of the LPI was positive 9%, compared to positive 16% in 2024. Lease terms on renewals for railcars in the LPI averaged 49 months in 2025 compared to 52 months in 2024.



Lease Price Index
Avg. Renewal Term (months)
70
60
50
40
30
Avg. Renewal Lease Rate Change
40%
20%
0%
(20%)
(40%)
(60%)
(12%)
15%
20%
16%
9%
35
49
46
52
49
2021
2022
2023
2024
2025
Average Renewal Lease Rate Change
Average Renewal Lease Term

The following table shows the counts, activity, and statistics for the Company's OPL fleet for the years ended December 31:

OPL Fleet (including railcars and locomotives)	**2025**	**2024**
Beginning balance	105,182	110,080
Added	505	2,087
Net transfer to LTL fleet	(694)	(1,298)
Scrapped	(3,170)	(3,373)
Sold	(1,055)	(2,314)
Ending balance	100,768	105,182
Utilization rate at year end (1)	96.5%	97.6%
Renewal success rate (2)	87.2%	91.8%
Active fleet at year end (3)	97,201	102,609
Average active fleet (4)	99,566	104,602

(1) Utilization rate is calculated as the number of railcars on lease as a percentage of total railcars in the fleet.
(2) The renewal success rate is adjusted for cars identified for scrap at time of lease termination. The renewal success rate represents the percentage of railcars on expiring leases that were renewed with the existing lessee. The renewal success rate is an important metric because railcars returned by our customers may remain idle or incur additional maintenance and freight costs prior to being leased to new customers.
(3) Active fleet refers to the number of railcars on lease to customers. Changes in railcars on lease compared to prior years are impacted by railcars that were sold or scrapped, as well as the fleet utilization rate.
(4) Average active fleet for the year is calculated using the number of active railcars at the end of each month.

The following table shows the counts, activity, and statistics for the Company's LTL fleet for the years ended December 31:

LTL Fleet (including railcars and locomotives)	**2025**	**2024**
Beginning balance	23,641	23,447
Added	—	714
Net transfer from OPL fleet	694	1,298
Scrapped	(49)	(51)
Sold	(1,229)	(1,767)
Ending balance	23,057	23,641
Average active fleet (1)	23,691	23,448

(1) Average active fleet for the year is calculated using the number of active railcars at the end of each month.

Comparison of Reported Results

The following table presents select income statement data for the years ended December 31, 2025 and 2024:

For the years ended December 31 (in millions)	2025	2024	$ Change	% Change
Finance lease revenues	$ 103.0	$ 118.0	$ (15.0)	(13%)
Operating lease revenues	584.1	581.8	2.3	0%
Total revenue	687.1	699.8	(12.7)	(2%)
Less:				
Operating expenses	395.2	427.0	(31.8)	(7%)
Other expenses	271.7	210.5	61.2	29%
Income before income taxes	20.2	62.3	(42.1)	(68%)
Income tax expense	17.8	4.7	13.1	279%
Net income	$ 2.4	$ 57.6	$ (55.2)	(96%)

Net Income

In 2025, the Company reported net income of $2.4 million compared to $57.6 million in 2024. The $55.2 million decrease in net income in 2025 compared to 2024 was primarily due to a $104.2 million goodwill impairment recognized in 2025 and a $12.7 million decline in total revenues, partially offset by decreased interest expense of $37.8 million, a $29.3 million decrease in asset impairment losses, and a $9.3 million decrease in depreciation expense.

Revenues

In 2025, total revenue decreased $12.7 million, or 2%, driven by a $15.0 million, or 13%, decrease in finance lease revenues, partially offset by a $2.3 million increase in operating lease revenues.

The decrease in finance lease revenues was primarily driven by an $11.9 million decline in net gains from asset dispositions due to fewer lessee purchase options exercised in 2025 compared to 2024, as well as a $5.5 million, or 19%, decrease in leveraged lease revenue due to the continued run-off of the leveraged lease fleet, partially offset by a $2.4 million, or 4%, increase in direct financing lease revenue in 2025.

Revenue generated from operating leases increased by $2.3 million in 2025 compared to 2024 primarily due to a $2.8 million, or 1%, increase in base operating lease revenue driven by higher lease rates on most railcar types, partially offset by fewer cars on rent due to asset retirements and LTL transfers. Additionally, there was a $4.5 million, or 15%, increase in operating lease gains from sale of assets, which was offset by a $5.0 million, or 47%, decrease in other operating lease revenue in 2025 compared to 2024.

Operating Expenses

Overall, operating expenses decreased by $31.8 million, or 7%, in 2025 compared to 2024 primarily due to decreased asset impairment losses and depreciation expense, partially offset by an increase in maintenance expense.

Depreciation expense decreased $9.3 million, or 4%, in 2025 due to a smaller depreciable base resulting from the 2024 asset impairment losses as well as dispositions and LTL transfers outpacing new operating lease fleet additions.

Total operating lease costs, including maintenance, transportation, storage, property tax, interest expense on lease liabilities (WFR as lessee), and amortization of right-of-use assets (WFR as lessee), increased $4.4 million, or 3%, in 2025 compared to 2024. This increase was primarily driven by a $5.8 million increase in maintenance expense, partially offset by a $0.7 million decrease in amortization of right-of-use assets and a $0.6 million decrease in transportation and storage expense. The increased maintenance expense was driven by $9.4 million higher running repairs partially offset by $3.6 million lower contract shop work.

Asset impairment losses were $29.3 million lower in 2025 compared to 2024 driven by an adjustment recognized on a larger group of assets in 2024 including autoracks, coal cars, tank cars, and boxcars. Refer to "Note 10. Asset Impairments and Assets Held for Sale" for further details.

In 2025, personnel expense increased by $2.2 million, or 7%, driven by salary continuation costs associated with the Company's agreed sale of the assets of its rail and locomotive equipment leasing business to GABX Leasing LLC, GATX Corporation, and Brookfield Infrastructure. See "Note 1. Description of Business" for more information on the sale transactions.

Other Expenses

In 2025, total other expenses, which includes internal indirect expense allocation (corporate costs allocated from the Parent), other expenses, interest expense, and goodwill impairment loss, increased by $61.2 million to $271.7 million compared to $210.5 million in 2024. This increase was primarily due to a $104.2 million goodwill impairment loss recognized in 2025, partially offset by a $37.8 million reduction in interest expense driven by lower outstanding debt.

Investment Volume

The Company's investment volume is primarily composed of the value of acquired railcars but also includes the value of acquired locomotives and certain capitalized repairs and improvements to owned railcars. As a result, the dollar value of investment volume does not necessarily correspond to the number of railcars acquired in any given period. In addition, the comparability of amounts invested and the number of railcars acquired in each period is impacted by the mix of railcars purchased, which may include tank cars and freight cars, as well as newly manufactured railcars or those purchased in the secondary market.

For the years ended December 31	**2025**	**2024**
Investment Volume (in millions)	**$ 64.5**	**$ 374.9**
Number of acquired newly built railcars	505	2,283
Number of acquired secondary market railcars	—	299
Number of acquired railcars through operating lease purchase options	168	1,834
Total number of acquired railcars	**673**	**4,416**

Change in Net Operating Lease Assets

The following table shows changes in net operating lease assets:

As of December 31 (in millions)	**2025**	**2024**
Beginning balance	$ 4,452.9	$ 4,554.8
Investments	64.9	250.6
Purchase of assets previously leased	6.6	48.3
Depreciation expense	(205.6)	(214.9)
Asset dispositions	(38.4)	(72.5)
Transfers to/from assets held for sale	1.3	(38.2)
Transfers to finance leases	(13.9)	(74.5)
Other	(3.2)	(0.7)
Ending balance	**$ 4,264.6**	**$ 4,452.9**

Cash Flow Discussion

The Company generates cash from operating activities. The Company uses these resources, along with available cash balances, to fulfill debt and lease obligations, capital additions, portfolio investments, and to fund the Company's operations. Cash flows may vary materially from year to year due to the timing of asset dispositions and changes in working capital.

As of December 31, 2025, the Company had an unrestricted cash balance of $21.6 million and a restricted cash balance of $15.5 million. The company also maintained three uncommitted line of credit arrangements with affiliates totaling $5.0 billion in aggregate availability. As of December 31, 2025, these facilities had maturities ranging from March 3, 2028 to March 24, 2028 and $2.4 billion was available.

The following table shows the Company's cash flows from operating, investing, and financing activities:

For the years ended December 31 (in millions)	**2025**	**2024**
Net cash provided by operating activities	$ 470.9	$ 584.2
Net cash used in investing activities	(89.2)	(431.5)
Net cash used in financing activities	(376.2)	(147.4)
Net increase in cash, cash equivalents, and restricted cash during the year	**$ 5.5**	**$ 5.3**

Net Cash Provided by Operating Activities

Net cash provided by operating activities in 2025 totaled $470.9 million, a decrease of $113.3 million compared to $584.2 million in 2024. The decrease was primarily driven by lower principal collections on leveraged and direct financing leases and working capital items.

Net Cash Used in Investing Activities

The following table shows the Company's principal sources and uses of cash flows from investing activities:

For the years ended December 31 (in millions)	2025	2024
Investment in direct financing leases	$ (100.0)	$ (243.1)
Proceeds from sales / retirements of operating leases	80.6	107.2
Purchase of operating lease equipment	(69.8)	(296.5)
Other, net	—	0.9
Net cash used in investing activities	**$ (89.2)**	**$ (431.5)**

For the year ended December 31, 2025, net cash used in investing activities totaled $89.2 million, a decrease of $342.3 million compared to $431.5 million in 2024, due to deliberate slowdown in capital deployment. In 2025, investment in direct financing leases and operating lease equipment purchases decreased by $143.1 million and $226.7 million, respectively, as the Company reduced new investments due to the agreed upon sale of the rail fleet. The cash outflows were partially offset by $80.6 million in proceeds from the sale or retirement of operating lease assets, which decreased by $26.6 million compared to proceeds of $107.2 million in 2024.

Net Cash Used in Financing Activities

The following table shows the Company's principal sources and uses of cash flows from financing activities:

For the years ended December 31 (in millions)	2025	2024
Payments for finance leases	$ (6.1)	$ (15.3)
Net decrease in debt due to Parent	(212.2)	(77.1)
Net transfers to Parent	(157.9)	(55.0)
Net cash used in financing activities	**$ (376.2)**	**$ (147.4)**

In 2025, net cash used for financing activities totaled $376.2 million compared to $147.4 million in 2024, representing an increase of $228.8 million. Net transfers to Parent increased $102.9 million to $157.9 million in 2025 compared to $55.0 million in 2024. Additionally, there was a $135.1 million change in debt due to Parent, with a net outflow of $212.2 million in 2025 compared to a net outflow of $77.1 million in 2024, reflecting deleveraging efforts and reduced reliance on borrowing. The increased cash outflows were partially offset by a $9.2 million decrease in payments for finance leases, which decreased from $15.3 million in 2024 to $6.1 million in 2025, reflecting reduced reliance on lease financing.

Liquidity and Capital Resources

General

The Company funds investments in railcars and meets debt, lease, and other obligations using available cash balances, as well as cash generated from operating activities, sales of assets, and proceeds from committed revolving credit facilities. The Company primarily uses cash from operations to fund operations and to meet debt repayment obligations.

Material Cash Obligations

The following table shows the material future cash obligations, which consist of undiscounted lease payments (WFR as lessee):

As of December 31, 2025 (in millions)	2026	2027	2028	2029	2030	Thereafter	Total
Operating lease obligations	$ 0.1	0.1	3.2	2.0	2.5	—	**$ 7.9**
Total	$ 0.1	0.1	3.2	2.0	2.5	—	**$ 7.9**

Liquidity Outlook

The Company expects to fund expenditures in 2026 using available cash at December 31, 2025 in combination with cash from operations generated after December 31, 2025. The Company also has access to revolving credit facilities if needed.

Refer to "Note 20. Subsequent Events" for information on sale transactions completed after the date of the accompanying Combined Carve-out Balance Sheets.

Contractual Cash Receipts

Information regarding contractual cash receipts arising from future rental receipts from non-cancellable operating leases and from finance leases as of December 31, 2025 is presented in "Note 6. Leases" in the Combined Carve-out Financial Statements.

Debt

The following table shows the carrying value of the Company's debt and lease obligations by major component:

As of December 31 (in millions)	**2025**	**2024**
Debt due to Parent (unsecured)	$ 2,544.8	$ 2,757.0
Operating lease liabilities (secured)	7.2	11.1
Total	$ 2,552.0	$ 2,768.1

As of December 31, 2025 and 2024, the Company had $2.5 billion and $2.8 billion, respectively, drawn under revolving credit facilities, classified as unsecured debt due to Parent. These credit facilities were renewed in the first quarter of 2025 and bear interest at variable rates, tied to Secured Overnight Financing Rate ("SOFR"), with a weighted average spread of approximately 1.24% over SOFR as of December 31, 2025. See "Note 8. Debt" in the Combined Carve-out Financial Statements for additional details.

Short-Term Borrowings and Credit Lines and Facilities

The Company utilizes revolving credit facilities to support working capital needs, fund capital investments, and manage the timing of cash flows associated with operations and financing activities. These borrowings are typically repaid on a frequent basis through automated cash sweeps, rather than being maintained at a targeted level of utilization on a permanent basis. The Company draws and repays amounts as needed, based on liquidity needs and cash flow timing.

Restrictive Covenants

As of December 31, 2025, none of the Company's credit facilities contained restrictive financial or operating covenants.

Leverage

Leverage is expressed as a ratio of debt (including debt and lease obligations, net of unrestricted cash and short-term investments) to equity. The following table shows the components of recourse leverage:

As of December 31 (in millions, except leverage ratio)	**2025**	**2024**
Debt due to Parent	$ 2,544.8	$ 2,757.0
Operating lease liabilities	7.2	11.1
Less: unrestricted cash and cash equivalents	(21.6)	(16.1)
Total debt and lease obligations, net of unrestricted cash and short-term investments	$ 2,530.4	$ 2,752.0
Total debt (1)	$ 2,530.4	$ 2,752.0
Total equity	$ 1,823.0	$ 1,978.7
Leverage (2)	**1.4**	**1.4**

(1) Includes borrowings under bank credit facilities, classified as debt due to Parent, and lease obligations, net of unrestricted cash and short-term investments.
(2) Calculated as total debt / total equity.

Commercial Commitments

The Company has entered into various commercial commitments, including standby letters of credit, performance bonds, and guarantees related to certain transactions. These commercial commitments require the Company to fulfill specific obligations in the event of third-party demands upon the occurrence of certain specified events. Similar to balance sheet investments, these commitments expose the Company to credit, market, and equipment risk. Accordingly, the Company evaluates these commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.

The Company is party to standby letters of credit and performance bonds, which primarily relate to contractual obligations and general liability insurance coverages. No material claims have been made against these obligations, and no material losses are anticipated. Refer to "Note 14. Commercial Commitments" for information on commercial commitments as of December 31, 2025.

Critical Accounting Policies and Estimates

The Company's significant accounting policies (summarized in "Note 3. Summary of Significant Accounting Policies") are fundamental to understanding the results of operations and financial condition since they require the use of estimates and assumptions that may affect the value of assets or liabilities and financial results in the Combined Carve-out Financial Statements. The policies detailed below are critical since they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain and since it is likely that materially different amounts would be reported under different conditions or using different assumptions.

Lease Classification

The Company analyzes all new and modified leases to determine whether a lease should be classified as an operating or finance lease. The lease classification analysis relies on certain assumptions that require judgment, such as the fair value, estimated residual value, and economic useful life of the leased asset, as well as the interest rate implicit in the lease. While most of the leases are classified as operating leases, changes in the assumptions could result in a different lease classification, which could change the impacts of the lease transactions on the income statement and balance sheet. Refer to "Note 3. Summary of Significant Accounting Policies" and "Note 6. Leases" for further information.

Operating Lease Assets

The Company recognizes operating lease assets at cost and depreciates them over their estimated economic useful lives to an estimated residual value using the straight-line method. The economic useful life is based on the estimate of the period over which the asset will generate revenue. For the majority of the operating lease assets, the economic useful life applied is generally 40 years. As of December 31, 2025, the average remaining useful life of the Company's operating lease assets was 21 years. The Company periodically reviews the appropriateness of estimates of useful lives based on changes in economic conditions and other factors. Changes in these estimates would result in a change in future depreciation expense.

Direct Financing and Leveraged Lease Assets

The Company recognizes finance lease assets, which include both direct financing and leveraged lease assets, at cost and amortizes them over their respective lease terms using the effective interest accounting method. The assets are amortized to an estimated future fair value, or residual value, based on management's estimate and independent appraisals. The Company periodically reviews the appropriateness of estimates of future fair value based on changes in economic circumstances and other factors. Changes in these estimates would result in a change in future income recognition. Refer to "Note 3. Summary of Significant Accounting Policies" for the Company's accounting policies related to finance lease income recognition.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including operating lease assets, right-of-use assets, and finance lease assets, for impairment annually, or more frequently if circumstances indicate that the carrying amount of those assets may not be recoverable. For operating lease assets, the Company evaluates the recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted future net cash flows the assets are expected to generate. For finance lease assets, the Company compares management's estimate of residual value to independent appraisals of residual value.

The estimated future cash flows are based on a number of assumptions, including lease rates, lease term (including renewals), operating costs, the life of the asset, and final disposition proceeds. If it is determined that an asset is impaired, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the asset's fair value. The Company classifies assets that are planned to be sold or otherwise disposed of as held for sale, provided they meet specified accounting criteria. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. Depreciation is no longer recognized on assets held for

sale and any further adjustments to the carrying value are recorded in asset impairments loss. Refer to "Note 10. Asset Impairments and Assets Held for Sale."

Impairment of Goodwill

Goodwill is assessed for impairment annually in the fourth quarter or more frequently depending on macroeconomic and other business factors. These factors may include trends in short-term or long-term interest rates, negative trends from reduced revenue generating activities or increased costs, adverse actions by regulators, and company specific factors such as a decline in market capitalization.

Reporting units are identified to be assessed for goodwill impairment at the reportable operating segment level or one level below. The Company has identified one reporting unit. Goodwill may be generated at the time a business is acquired and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. The estimated fair value of the reporting unit is based on a market approach and a transaction approach, which are intended to reflect external market conditions. The methodology for determining the fair value is periodically assessed and updated as necessary.

The market approach and transaction approach utilize observable market data from comparable publicly traded companies, such as enterprise value-to-revenue generating assets, to estimate a reporting unit's fair value. Judgment is used to select comparable companies and transactions and the Company includes those with the most similar business activities.

The Company's 2024 assessment indicated goodwill was not impaired as of December 31, 2024 based on the fair value of the reporting unit exceeding its carrying amount. For the year ended December 31, 2025, the Company recognized a goodwill impairment charge of $104.2 million, as a result of the announced sale of the assets of its rail and locomotive equipment leasing business. Refer to "Note 15. Goodwill" for additional information on the Company's impairment assessment. Refer to "Note 3. Summary of Significant Accounting Policies" for further details on goodwill and reportable operating segments.

New Accounting Pronouncements

See "Note 2. Accounting Changes" for a summary of new accounting pronouncements that may impact the business.

Forward-Looking Statements

This document contains forward-looking statements. In addition, the Parent may make forward-looking statements in documents filed or furnished with the Securities and Exchange Commission, and management of the Parent and the Company may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "target," "projects," "outlook," "forecast," "will," "may," "could," "should," "can" and similar references to future periods. While there is no assurance that any list of risks and uncertainties is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation: (i) current and future economic and market conditions; (ii) the demand for rail transportation assets or services and our ability to maintain our transportation assets on lease at satisfactory rates and term lengths; (iii) competitive factors in our primary markets; (iv) events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure; (v) the outcome and impact of legal, regulatory and legislative developments; and (vi) a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks.

Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

KPMG LLP
Suite 1000
620 S. Tryon Street
Charlotte, North Carolina 28202-1842

Independent Auditors' Report

Wells Fargo Bank, N.A. Board of Directors

Wells Fargo Rail

Opinion

We have audited the combined financial statements of Wells Fargo Rail (the Company), which comprise the combined balance sheets as of December 31, 2025 and 2024, and the related combined income statements, statements of changes in equity, and statements of cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditors' Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

KPMG LLP

Charlotte, North Carolina
February 27, 2026

COMBINED INCOME STATEMENTS

For the years ended December 31 (in millions)	2025	2024
Finance Lease Revenues		
Direct financing lease revenue	$ 65.9	$ 63.5
Leveraged lease revenue	24.2	29.7
Finance lease gains from sale	12.9	24.8
	103.0	**118.0**
Operating Lease Revenues		
Operating lease revenue	543.4	540.6
Operating lease gain on sale	35.1	30.6
Other operating lease revenue	5.6	10.6
	584.1	**581.8**
Total Revenues	**687.1**	**699.8**
Operating Expenses		
Depreciation expense	205.6	214.9
Maintenance expense	137.9	132.1
Freight and storage expense	10.1	10.7
Operating lease property tax expense	4.8	4.5
Other operating lease expense	3.5	3.8
Interest expense on lease liabilities	0.3	0.4
Amortization of right-of-use assets	0.7	1.4
Personnel expense	32.2	30.0
Asset impairments loss	0.2	29.5
Provision for credit losses	(0.1)	(0.3)
	395.2	**427.0**
Other Expenses		
Internal indirect expense allocation	13.4	16.9
Other expense	5.2	6.9
Interest expense	148.9	186.7
Goodwill impairment loss	104.2	—
	271.7	**210.5**
Income Before Income Taxes	**20.2**	**62.3**
Income tax expense	17.8	4.7
Net Income	**$ 2.4**	**$ 57.6**

The accompanying notes are an integral part of these statements.

COMBINED BALANCE SHEETS

As of December 31 (in millions)	2025	2024
Assets		
Cash and cash equivalents	$ 21.6	$ 16.1
Restricted cash	15.5	15.5
Direct financing leases	875.5	905.9
Leveraged leases	187.0	245.0
Allowance for credit losses	(5.2)	(5.3)
Accounts receivable	46.4	76.0
Operating lease assets, net	4,264.6	4,452.9
Goodwill	—	104.2
Current income tax receivable	59.7	50.5
Assets held for sale	2.1	10.7
Operating lease right-of-use assets, net	1.8	3.8
Other assets	2.9	7.8
Total assets	**5,471.9**	**5,883.1**
Liabilities and equity		
Accounts payable and accrued expenses	43.5	45.3
Current income tax payable	55.5	75.4
Deferred tax liability	943.7	943.6
Operating lease liabilities	7.2	11.1
Other liabilities	54.2	72.0
Debt due to Parent	2,544.8	2,757.0
Total liabilities	**3,648.9**	**3,904.4**
Net parent investment	1,823.0	1,978.7
Total equity	**1,823.0**	**1,978.7**
Total liabilities and equity	**$ 5,471.9**	**$ 5,883.1**

The accompanying notes are an integral part of these statements.

COMBINED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31 (in millions)		2025		2024
Net Parent Investment:				
Balance at beginning of the year	$	1,978.7	$	1,973.7
Net income		2.4		57.6
Net transfer to Parent		(158.1)		(52.6)
Balance at end of the year	$	1,823.0	$	1,978.7
Total Equity	**$**	**1,823.0**	**$**	**1,978.7**

The accompanying notes are an integral part of these statements.

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31 (in millions)		2025		2024
Operating Activities				
Net income	$	2.4	$	57.6
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization		204.7		200.6
Provision for credit losses		(0.1)		(0.3)
Gains on sales of assets, net		(35.1)		(30.4)
Asset impairments		0.2		29.5
Goodwill impairment		104.2		—
Other write downs		—		56.9
Principal collections on leveraged and direct financing leases		210.8		310.5
Deferred income taxes		—		(59.8)
Changes in working capital items		(16.2)		19.6
Net cash provided by operating activities		**470.9**		**584.2**
Investing Activities				
Investment in direct financing leases		(100.0)		(243.1)
Proceeds from sales / retirements of operating leases		80.6		107.2
Purchase of operating lease equipment		(69.8)		(296.5)
Other, net		—		0.9
Net cash used in investing activities		**(89.2)**		**(431.5)**
Financing Activities				
Payments for finance leases		(6.1)		(15.3)
Net decrease in debt due to Parent		(212.2)		(77.1)
Net transfers to Parent		(157.9)		(55.0)
Net cash used in financing activities		**(376.2)**		**(147.4)**
Net increase in cash, cash equivalents, and restricted cash during the year		**5.5**		**5.3**
Cash, cash equivalents, and restricted cash at beginning of year		**31.6**		**26.3**
Cash, cash equivalents, and restricted cash at end of year	**$**	**37.1**	**$**	**31.6**

The accompanying notes are an integral part of these statements.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS

Note 1. Description of Business

The combined entities listed in the Basis of Combination section of "Note 3. Summary of Significant Accounting Policies", are referred to as Wells Fargo Rail. Wells Fargo Rail (the "Company," "WFR," "we," "us," or "our") is a carve-out business of Wells Fargo & Company ("WF" or the "Parent"). The Company, through its combined entities, provides railcars and locomotives under customized leasing structures throughout North America. The Company is one of the largest rail equipment lessors in North America owning 123,191 railcars and 634 locomotives as of December 31, 2025.

On May 29, 2025, WF entered into a definitive agreement to sell WFR's assets in the following three related transactions: (1) WFR's operating rail equipment to GABX Leasing LLC, a newly formed joint venture between GATX Corporation and Brookfield Infrastructure; (2) WFR's operating locomotive equipment to GATX Corporation, through its subsidiary, GATX Rail Locomotive Group, LLC; and (3) WFR's finance lease portfolio to Brookfield Infrastructure, through its subsidiary, BFLX Leasing Holdings LLC.

WFR provides the following rail financing solutions:

- Operating leases – Operating leases are typically shorter-term arrangements, generally with terms of 10 years or less at inception. These agreements are typically structured as fixed-rate rental leases or car hire leases. Fixed-rate rental leases are offered as either full service, where the Company arranges and pays for maintenance and property tax for the assets on behalf of the lessee, or net lease, where the lessee arranges and pays for maintenance and property tax on the assets. The Company also provides management and administrative services for a small number of railcars on behalf of third-party owners, which is reported through the Company's operating lease product.

- Finance leases – Finance leases generally have terms of 10 years or more at inception and are offered only on a net lease basis. Finance leases are typically structured with purchase options at or near lease-end. The finance lease fleet also includes a leveraged lease portfolio. Leveraged lease accounting guidance under ASC 840, *Leases* was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases. There have been no modifications of the Company's leveraged lease contracts after the effective date of ASC 842.

Note 2. Accounting Changes

New Accounting Pronouncements Adopted

There were no new accounting pronouncements adopted by the Company as of or for the years ended December 31, 2025 and 2024.

Accounting Pronouncements Not Yet Adopted

Standard/Description	Effective Date and Adoption	Effect on Financial Statements or Other Significant Matters
Income Taxes In December 2023, the FASB issued ASU 2023-09, *Income Taxes (Topic 740): Improvements to Income Tax Disclosures*, to enhance disclosures for the effective rate reconciliation and income taxes paid.	This new guidance will be effective for the year ended December 31, 2026 and subsequent periods. Early adoption is permitted.	We continue to assess the effect the new guidance will have on our disclosures. We expect the primary impact to be the level of disaggregation disclosed in the effective tax rate reconciliation table and the addition of income taxes paid by jurisdiction.
Disaggregation of Income Statement Expenses In November 2024, the FASB issued ASU 2024-03, *Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures*, to require public companies to disclose a disaggregation of certain expenses that are presented on the face of the income statement, including amounts of purchased inventory, employee compensation, depreciation, amortization, and other related costs and expenses.	The new guidance will be effective for the year ended December 31, 2027 and subsequent periods. Early adoption is permitted.	We are currently evaluating the impact to the notes to our financial statements.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The Combined Carve-out Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and present the Combined Income Statements, the Combined Statements of Changes in Equity, and the Combined Statements of Cash Flows for the years ended December 31, 2025 and 2024 and the Combined Balance Sheets as of December 31, 2025 and 2024. The information presented in tables throughout the notes to the financial statements is presented in millions of U.S. dollars unless otherwise stated. There were no items of other comprehensive income in any period presented.

Basis of Combination

The Combined Carve-out Financial Statements are prepared in connection with the Purchase Agreement dated May 29, 2025 among Wells Fargo Bank, N.A., Everen Capital Corporation, BFLX Leasing Holdings LLC, GATX Rail Locomotive Group, LLC, GATX Corporation, and GABX Leasing LLC. These Combined Carve-out Financial Statements include activities that relate to the following entities: Wells Fargo Rail Corporation, Wells Fargo Rail Structured Holdings LLC, Wells Fargo Rail Canada ULC, Wells Fargo Equipment Finance, Inc., Wells Fargo Equipment Finance Company/Société De Financement D'équipement Wells Fargo, Everen Capital Corporation, Helm Pacific Corporation, Wells Fargo Bank, N.A., and Wells Fargo Global Third Party Services LLC. The combined entities are referred to herein as "Wells Fargo Rail," "WFR," the "Company," "we," "us," or "our."

The Combined Carve-out Financial Statements have been derived from the consolidated financial statements and accounting records of Wells Fargo & Company (the "Parent" or "WF"), including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of WFR, using the historical accounting policies applied by WF. These Combined Carve-out Financial Statements do not purport to reflect what the income statements, balance sheets, or cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented.

All intercompany balances and transactions within the Company have been eliminated in the Combined Carve-out Financial Statements. As described in "Note 7. Related Party Transactions", transactions between the Company and WF have been included in these Combined Carve-out Financial Statements. Certain financing transactions with WF are deemed to have been settled immediately through net parent investment in the Combined Balance Sheets and are accounted for as a financing activity in the Combined Statements of Cash Flows as transfers (to) from Parent.

The Combined Balance Sheets reflect all the assets and liabilities of WF that are specifically identifiable as being directly attributable to WFR, including net parent investment as a component of equity. Net parent investment represents WF's historical investment in WFR and includes accumulated net income and losses attributable to WFR and the net effect of transactions with WF and its subsidiaries.

WF uses a centralized approach to cash management and financing of its operations. These arrangements may not be reflective of the way the Company would have financed its operations had it been a separate, stand-alone entity during the periods presented. The WF centralized cash management arrangements are excluded from the asset and liability balances in the Combined Balance Sheets. These amounts have instead been included in net parent investment as a component of equity. WF's third-party debt and, unless specifically attributable, the related interest expense, has not been attributed to the Company because the Company is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Company.

The Combined Income Statements include all associated revenues from the assets included in the Combined Carve-out Financial Statements, and the related corporate functional expenses incurred to generate those revenues (direct, indirect, and allocated overhead). Expenses for certain corporate, infrastructure, and shared services provided by WF on a centralized basis ("WF corporate costs"), including, but not limited to, finance, supply chain, human resources, information technology, insurance, employee benefits, and other expenses that are either specifically identifiable or clearly applicable to the Company have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure of headcount, revenue, or other allocation methodology that is considered to be a reasonable reflection of the utilization of services provided to or the benefit received by WFR during the periods presented. However, the WF corporate costs allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, stand-alone entity, nor are they indicative of the Company's future expenses.

Use of Estimates

The preparation of the Combined Carve-out Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Management regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Changes in estimates are recognized in accordance with the accounting rules for the estimates, which is typically in the period when new information becomes available.

Lease Classification

The Company determines the classification of a lease at its inception. If the provisions of the lease subsequently change, the Company evaluates whether the modification requires a reassessment of the classification per the guidance around lease modifications within ASC Topic 842, *Leases* ("ASC 842") and reassesses lease classification, if required.

Revenue Recognition

Lease revenue is the Company's primary sources of revenue. The Company disaggregates lease revenue into two categories, Finance Lease Revenues and Operating Lease Revenues, in the Combined Income Statements.

<u>Finance Lease Revenues</u>

- Direct financing lease revenue – The Company's primary income from finance leases is interest income. Direct financing lease revenue is recognized using the effective interest method in accordance with ASC 842.
- Leveraged lease revenue – Leveraged leases, which are a form of finance leases, are reduced by related non-recourse debt from third-party investors. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases. Leveraged lease revenue is recognized based on a constant rate of return on the net investment.
- Finance lease gains from sale – The Company recognizes gains on sale of finance lease assets upon completion of the sale.

<u>Operating Lease Revenues</u>

- Operating lease revenue – Operating lease revenue is within the scope of ASC 842, and the Company has elected not to separate non-lease components from the associated lease component for qualifying leases. Operating lease revenue is recognized on a straight-line basis over the term of the underlying lease. As a result, lease revenue may not be recognized in the same period as maintenance and other costs, which are expensed as incurred. Variable revenue on operating leases includes rental revenue based on usage.
- Operating lease gain on sale – The Company recognizes gains on sale of operating lease assets upon completion of the sale or scrapping of operating assets.
- Other operating lease revenue – Other operating lease revenue is comprised of excess mileage, management fee income, and other miscellaneous revenues. Revenue attributable to terms provided in our lease contracts are variable lease components that are recognized when earned, in accordance with ASC 842. Other components of other operating lease revenue are within the scope of ASC Topic 606, *Revenue from Contracts with Customers*.

Operating Lease Expenses

The Company accounts for maintenance or other services pertaining to leases as lease payments. Operating lease expenses incurred by WFR as a lessor are disaggregated into the following four categories on the Combined Income Statements: maintenance expense, freight and storage expense, operating lease property tax expense, and other operating lease expense.

Operating lease expenses incurred by WFR as a lessee are included in interest expense on lease liabilities and amortization of right-of-use assets on the Combined Income Statements.

Operating Lease Assets

The Company as a lessor records operating lease assets and capitalized improvements at cost and depreciates them over their estimated useful lives to estimated residual values using the straight-line method. Leasehold improvements are depreciated over the shorter of their useful lives or the lease term.

Periodic depreciation expense related to operating lease assets is included in depreciation expense in the Combined Income Statements. Operating lease assets are presented net of accumulated depreciation in the operating lease assets, net line on the Combined Balance Sheets.

The estimated useful lives of operating lease assets are as follows:

Category	Useful life
Railcars (1)	25-50 years
Boxcars (1)	25-50 years
Locomotives	10-20 years
Leasehold improvements	3-10 years

(1) Useful life range varies based on the nature and type of car.

The Company reviews operating lease assets for impairment periodically, or if circumstances indicate that the carrying amount of those assets may not be recoverable. The Company evaluates the recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted future net cash flows we expect the asset to generate. If an asset is determined to be impaired, the Company recognizes an impairment loss equal to the amount the carrying amount exceeds the asset's fair value.

Assets the Company plans to sell or otherwise dispose of are classified as held for sale, provided they meet specified accounting criteria. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. Depreciation is no longer recognized on assets held for sale and any further adjustments to the carrying value are recorded in asset impairments loss in the Combined Income Statements. See "Note 10. Asset Impairments and Assets Held for Sale" for further information.

Substantially all of the Company's leased assets are protected against casualty loss through third-party insurance.

Finance Lease Assets

Finance leases include both direct financing and leveraged leases with the Company as a lessor. Direct financing leases are recorded at the present value of the gross lease payments receivable plus an estimated residual value of the leased asset, net of unearned income. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. If leveraged leases are modified on or after January 1, 2019, they are accounted for as operating or finance leases.

Lease payment receivables represent the present value of contractual lease payments, net of any debt service for leveraged leases, adjusted for renewal or termination options that we believe the customer is reasonably certain to exercise.

Estimated residual values represent the estimates of fair value of an asset at the end of the lease term based on sales history and adjusted for recent trends in the expected exit markets as well as appraisal value. Many of the Company's leases allow the customer to extend the lease at a fixed rent or prevailing market terms or purchase the asset for a fixed price or fair value at lease termination.

The combination of the lease payments receivable and the estimated residual value is considered the net investment in a lease. Over the lease term, the net investment in finance leases is reduced and finance lease income is recognized in the Combined Income Statements. The Company evaluates the net investment in finance leases for impairment based on current conditions and reasonable and supportable forecasts of future conditions under ASC Topic 326, *Financial Instruments - Credit Losses* ("ASC 326"). See the "Allowance for Credit Losses" section within this Note for more information.

Allowance for Credit Losses

The Company's allowance for credit losses considers both the collectability of the lease payments receivable as well as the estimated residual value of the leased asset. It represents the Company's estimate of expected credit losses over the life of finance lease receivables in accordance with ASC 326. The Company typically purchases residual value insurance on direct financing leases to reduce the risk of loss at lease termination.

The Company evaluates credit risk on an ongoing basis, considering changes in risk ratings, economic conditions, lessee performance, and asset valuation trends, to adjust the allowance balance when necessary. There were no material changes in the estimation methods or assumptions for the allowance during the periods presented. See "Note 16. Allowance for Credit Losses" for the allowance balance and adjustments recognized during the period.

Leased Assets and Liabilities as a Lessee

As a lessee, the Company enters into lease agreements to obtain the right to use assets, which includes rail equipment, for business operations. The Company records right-of-use assets ("ROU") for operating and finance leases and the related obligations are recorded as lease liabilities. The Company amortizes ROU assets over the life of the lease. ROU assets are reviewed for impairment annually, or if circumstances indicate that the carrying amount of those assets may not be recoverable.

Operating lease ROU assets are presented in operating lease right-of-use assets, net and finance lease ROU assets are included within other assets on the Combined Balance Sheets.

The amortization of operating lease ROU assets and the accretion of operating lease liabilities are fixed lease expenses included in amortization of right-of-use assets and interest expense on lease liabilities, respectively, in the Combined Income Statements. The fixed lease expense is recognized on a straight-line basis over the life of the lease.

Operating lease liabilities include fixed and in-substance fixed payments for the contractual duration of the lease, adjusted for renewals or terminations which were considered probable of exercise when measured. The lease payments are discounted using a rate that approximates a collateralized borrowing rate for the estimated duration of the lease as the implicit discount rate is typically not known. The discount rate is updated when re-measurement events occur. The related operating lease ROU assets may differ from operating lease liabilities due to initial direct costs and deferred or prepaid lease payments.

Cash and Cash Equivalents

Cash and cash equivalents on the Combined Balance Sheets includes unrestricted cash on hand, cash items in transit, and amounts due from or held with other depository institutions.

Restricted Cash

Restricted cash on the Combined Balance Sheets is cash and cash equivalents that are restricted as to withdrawal and use. The Company's restricted cash relates to cash held for the expected repair and maintenance costs for certain railcar leases that the Company enters into as lessor.

Goodwill

Goodwill is recorded for business combinations when the purchase price is higher than the fair value of the acquired net assets, including identifiable intangible assets.

The Company assesses goodwill for impairment at a reporting unit level on an annual basis or more frequently in certain circumstances. Reporting units are assessed for goodwill impairment at the reportable operating segment level or one level below. The Company has identified one reporting unit. Goodwill is allocated to the applicable reporting unit at the time of a business acquisition and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. If we sell a business, a portion of goodwill may be included with the carrying amount of the divested business.

The Company has the option of performing a qualitative assessment of goodwill. The Company may also elect to bypass the qualitative test and proceed directly to a quantitative test. If a qualitative assessment of goodwill is performed to test for impairment and concludes it is more likely than not that a reporting unit's fair value is greater than its carrying amount, quantitative tests are not required. However, if determined it is more likely than not that a reporting unit's fair value is less than its carrying amount, the Company completes a quantitative assessment to determine if there is goodwill impairment. The Company applies various quantitative valuation methodologies, including discounted cash flow and earnings multiple approaches, to determine the estimated fair value, which is compared with the carrying value of each reporting unit. A goodwill impairment loss is recognized if the fair value is less than the carrying amount, including goodwill. The goodwill impairment loss is limited to the amount of goodwill allocated to the reporting unit. Impairment losses are recognized as a charge in the Combined Income Statements and a reduction to the carrying value of goodwill. Subsequent reversals of goodwill impairment are prohibited.

Income Taxes

The Company evaluates income tax expense in two components: current income tax expense and deferred income tax expense. Current income tax expense represents the Company's estimated taxes to be paid or refunded for the current period and includes income tax expense related to uncertain tax positions. Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting the Company's realization criteria represent unrecognized tax benefits.

Deferred income taxes are based on the balance sheet method and deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Under the balance sheet method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. A valuation allowance reduces deferred tax assets to the realizable amount.

See "Note 12. Income Taxes" for a further description of the provision for income taxes and related income tax assets and liabilities.

Stock-Based Compensation

The Parent maintains long-term incentive plans under which it provides awards for employee services in various forms such as restricted share rights ("RSRs"). These Combined Carve-out Financial Statements include expenses of the Parent that were allocated to WFR for stock-based compensation. The cost is reflected in personnel expense in the Combined Income Statements through a direct allocation from the Parent entity. The direct allocation represents the stock-based compensation expense attributable to employees within WFR cost centers. RSRs are the only form of stock-based compensation applicable for WFR.

The Parent measures RSRs at fair value on the grant date. The cost is recognized in personnel expense, net of actual forfeitures, normally over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards to employees who are retirement-eligible at the grant date are subject to immediate expensing upon grant. Awards to employees who become retirement-eligible before the final vesting date are expensed between the grant date and the date the employee becomes retirement-eligible. Except for retirement and other limited circumstances, RSRs are canceled when employment ends. See "Note 11. Stock-Based Compensation" for further information.

Fair Value Measurement

Fair value represents the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on an exit price notion that maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The Company measures assets and liabilities at fair value when required, when we have elected the fair value option, and to fulfill fair value disclosure requirements.

These Combined Carve-out Financial Statements include only non-recurring fair value measurements. Assets and liabilities that are recorded at fair value on a nonrecurring basis are adjusted to fair value only as required through the application of accounting methods such as lower of cost or fair value ("LOCOM") and the measurement alternative, or write-downs of individual assets.

The Company classifies assets and liabilities measured at fair value based upon a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs. The three levels are as follows:

- Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.
- Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
- Level 3 – Valuation is generated from techniques that use one or more significant assumptions that are not observable in the market. These unobservable assumptions reflect our estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models, market comparable pricing, option pricing models, and similar techniques. Significant unobservable inputs used in our Level 3 fair value measurements include discount rates, default rates, comparability adjustments, and prepayment rates.

Foreign Currency Matters

The functional currency for all domestic and foreign operations is the U.S. dollar. Foreign currency-denominated transactions are remeasured in U.S. dollars using applicable exchange rates. Foreign currency transaction gains and losses are recognized in other expense in the Combined Income Statements. Foreign currency transaction gains and losses are not significant to the Company's operations.

Note 4. Supplemental Cash Flow Information

The following table shows supplemental cash flow information:

For the years ended December 31 (in millions)		2025		2024
Cash paid for interest	$	151.6	$	188.6
Net cash paid for income taxes	$	38.6	$	41.4

Interest paid consisted of interest on debt obligations, see "Note 8. Debt" for details. For the years ended December 31, 2025 and 2024, the Company recorded non-cash transfers from operating lease assets to direct financing leases of $13.9 million and $74.5 million, respectively. Additionally, non-cash transfers between operating lease assets and assets held for sale totaled $1.3 million in 2025 and $38.2 million in 2024.

Note 5. Operating Lease Assets

The following table shows the components of operating lease assets in the Combined Balance Sheets:

As of December 31 (in millions)		2025		2024
Railcars	$	6,303.3	$	6,393.6
Boxcars		225.8		222.4
Locomotives		96.8		102.5
Leasehold improvements		40.9		34.8
	$	**6,666.8**	**$**	**6,753.3**
Less: accumulated depreciation		(2,402.2)		(2,300.4)
Net operating lease assets	**$**	**4,264.6**	**$**	**4,452.9**

Depreciation expense recognized for operating lease assets for the years ended December 31, 2025 and 2024 was $205.6 million and $214.9 million, respectively.

Note 6. Leases

WFR as Lessor

The Company leases locomotives and railcar equipment such as autoracks, boxcars, gondolas, tank cars, covered hoppers, open top hoppers, flat cars, and intermodal equipment under full-service and net operating leases. The operating lease agreements are typically structured as a fixed-rate rental obligation or a car hire arrangement. Fixed-rate rental obligation can be structured as a net lease where the lessee is responsible for maintenance, insurance, and taxes, or a full-service lease where the lessor is responsible for normal wear and tear maintenance, as provided in the lease agreements. The Company does not separate lease and non-lease components when reporting revenue for full-service operating leases. For car hire leases, revenue is based on equipment usage and is recognized when earned. Typically, the Company's operating leases do not provide customers with renewal options or options to purchase the asset. Customers are responsible for damage to railcars, as well as additional rental payments for usage above specified levels, as provided in the lease agreements.

The Company also leases locomotives and railcar equipment under leases that, at commencement, are classified as finance leases. The finance lease agreements are structured as net leases where the lessee is responsible for maintenance, insurance, and taxes. The Company's lease agreements generally do not have residual value guarantees. Many of the finance leases allow the customer to extend the lease or purchase the asset at or near lease termination.

The Company's allowance for credit losses for financing leases considers both the collectability of the lease payments receivable as well as the estimated residual value of the leased asset. Allowances for credit losses as of December 31, 2025 and 2024 amounted to $5.2 million and $5.3 million, respectively. The Company typically purchases residual value insurance on direct financing leases to reduce the risk of loss at lease termination.

The following table shows the components of the Company's lease revenue:

For the years ended December 31 (in millions)		2025		2024
Operating lease revenue:				
Variable revenue on operating leases	$	23.4	$	26.4
Fixed revenue on operating leases		520.0		517.4
Operating lease gains on sale		35.1		30.6
Other operating lease-related revenue		5.6		7.4
Total operating lease revenue	**$**	**584.1**	**$**	**581.8**
Total finance lease revenue		103.0		118.0
Total lease revenue	**$**	**687.1**	**$**	**699.8**

The following table shows the components of direct financing leases in the Combined Balance Sheets:

As of December 31 (in millions)		2025		2024
Total contractual lease payments receivable	$	617.5	$	694.7
Estimated unguaranteed residual value of leased assets		527.8		519.4
Unearned income		(273.2)		(312.1)
Deferred initial direct costs		3.4		3.9
Total direct financing leases	**$**	**875.5**	**$**	**905.9**

Leveraged leases, which are a form of finance leases, are reduced by related non-recourse debt from third-party investors. The following table shows the components of the Company's leveraged leases in the Combined Balance Sheets:

As of December 31 (in millions)		2025		2024
Total contractual lease payments receivable	$	63.6	$	126.4
Estimated unguaranteed residual value of leased assets		160.8		182.9
Unearned income		(37.4)		(64.3)
Total leveraged leases	**$**	**187.0**	**$**	**245.0**
Deferred tax liabilities		(33.2)		(36.3)
Net leveraged lease receivables	**$**	**153.8**	**$**	**208.7**

As shown in "Note 5. Operating Lease Assets", the Company had gross operating lease assets of $6.7 billion and $6.8 billion as of December 31, 2025 and 2024, respectively, with related accumulated depreciation of $2.4 billion and $2.3 billion for 2025 and 2024, respectively. Depreciation expense for operating lease assets was $205.6 million and $214.9 million for the years ended December 2025 and 2024, respectively.

The following table shows future lease payments owed by customers from non-cancellable operating and finance leases as of December 31, 2025:

(in millions)		Operating Leases		Finance Leases		Leveraged Leases
2026	$	466.6	$	120.0	$	24.8
2027		372.1		103.8		35.6
2028		278.1		82.2		3.2
2029		174.6		65.4		—
2030		111.5		53.4		—
Thereafter		199.9		192.7		—
Total lease receivables	**$**	**1,602.8**	**$**	**617.5**	**$**	**63.6**

WFR as Lessee

As a lessee, the Company leases railcar equipment such as boxcars, coal hoppers, and pressure differential covered hoppers. Those leased railcars are subleased to customers as part of the Company's normal course of operations. Certain leases have options to purchase the underlying assets early, renew the lease, or purchase the underlying assets at the end of the lease term. The specific terms of the renewal and purchase options vary, and the Company did not include these amounts in the future contractual rental payments. Additionally, the contractual rental payments do not include amounts the Company is required to pay for licenses, taxes, insurance, and maintenance. The Company's operating lease agreements do not contain any material residual value guarantees. At December 31, 2025, the Company leased 514 railcars, with 476 accounted for as operating leases and 38 accounted for as finance leases.

To calculate the right-of-use asset and lease liability, the Company uses the implicit rate if readily determinable or when the implicit rate is not readily determinable, the Company uses the incremental borrowing rate. The incremental borrowing rate is the interest rate the Company estimates it would be required to pay to borrow on a collateralized basis over a similar term of the lease payments. For operating leases, the Company used the incremental borrowing rate as the implicit discount rate is typically not known. Leases with an initial term of 12 months or less are not recorded on the balance sheet and the related revenues are recognized monthly as earned. Operating lease expense is recognized on a straight-line basis over the lease term.

The following table shows the composition of the Company's lease costs:

For the years ended December 31 (in millions)		**2025**		**2024**
Fixed lease expense - operating leases	$	0.9	$	1.9
Sublease income		(2.3)		(2.5)
Total lease costs	**$**	**(1.4)**	**$**	**(0.6)**

For the years ended December 31, 2025 and 2024, there were no impairments recognized related to the Company's operating lease right-of-use assets.

The following table shows the future payments related to the Company's operating lease liabilities as of December 31, 2025:

(in millions)		**Operating Leases**
2026	$	0.1
2027		0.1
2028		3.2
2029		2.0
2030		2.5
Thereafter		—
Total lease payments	**$**	**7.9**
Less: imputed interest		(0.7)
Total operating lease liabilities	**$**	**7.2**

The following table shows the lease terms and discount rates related to operating leases:

As of December 31	**2025**	**2024**
Weighted-average remaining lease term (in years)	4.1	5.3
Weighted-average discount rate	3.1%	3.1%

The Company expects all operating leases will expire within the next seven years. The Company does not include renewal or termination options in the establishment of the lease term when it is not reasonably certain that the Company will exercise them.

The following table shows cash flow information related to leases:

For the years ended December 31 (in millions)		2025		2024
Cash paid for amounts included in the measurement of lease liabilities:				
Operating cash flows for operating leases	$	2.9	$	3.9
Financing cash flows for finance leases		5.6		56.9
Total cash for leases	**$**	**8.5**	**$**	**60.8**
Non-cash finance lease transactions	**$**	**1.8**	**$**	**5.6**

In 2025, the Company exercised options to acquire 168 railcars previously recorded on the balance sheet as a finance lease for $5.6 million, compared to 1,834 railcars for $56.9 million in 2024.

Non-cash finance lease transactions amounting to $1.8 million and $5.6 million in 2025 and 2024, respectively, are a result of the reclassification from operating lease liability to finance lease liability upon notice of the intent to exercise an early buy-out option.

Note 7. Related Party Transactions

As discussed in "Note 3. Summary of Significant Accounting Policies", WF provides the Company with a number of services. Some of these services are provided directly by WF, and others are managed by WF through third-party service providers. The cost of certain services is either recognized through our allocated portion of WF's corporate costs or billed directly to the Company. The cost of other services is included within the service itself, and the incremental cost for WF to provide the service is not discernible.

The Company's allocated portion of WF corporate costs of $13.4 million and $16.9 million for the years ended December 31, 2025 and 2024, respectively, were recorded in internal indirect expense allocation in the Combined Income Statements. In addition to the assessment of WF corporate costs, certain WF corporate costs such as business insurance and common compensation costs have historically been directly billed to the Company and recorded in the Company's general ledger.

These Combined Carve-out Financial Statements include additional related party transactions with WF and WF subsidiaries that include the following:

- WF grants restricted share rights to its group employees, including those of WFR. Stock-based compensation expense related to WFR employees was $1.5 million and $1.3 million for the years ended December 31, 2025 and 2024, respectively, and is included in personnel expense in the Combined Income Statements.

- Historically, the Company has had access to funding provided by WF and affiliates. The Company utilizes revolving credit facilities with the Parent as the lender to support working capital needs, fund capital investments, and manage the timing of cash flows associated with operations and financing activities. Interest costs assessed to the Company under these revolving credit facilities were determined on the basis of drawn amounts and applicable rates under the terms of each agreement (refer to "Note 8. Debt"). Interest expense was $148.9 million and $186.7 million for the years ended December 31, 2025 and 2024, respectively.

- WF does not specifically distinguish payments of intercompany payables and receivables, but rather considers all such amounts, including retained earnings, to be part of a capital pool that is reflected as net parent investment in the Combined Carve-out Financial Statements.

- For U.S. legal entities within the Company, WF uses a centralized approach to cash management under which unrestricted cash deposits are transferred to WF on a daily basis and are pooled with deposits of other WF subsidiaries. As a result, none of WF's cash and cash equivalents have been allocated to the Combined Carve-out Financial Statements. Cash held in commingled accounts with WF, or its affiliates, is presented within net parent investment on the Combined Balance Sheets. The unrestricted cash and cash equivalents on the Combined Balance Sheets represents cash not subject to the WF centralized cash management process, including cash held in external (i.e., non-WF) bank accounts for WFR Canada's operations. Restricted cash on the Combined Balance Sheets is also excluded from the WF centralized cash management process.

Note 8. Debt

The following table summarizes the Company's uncommitted credit facilities that were available as of December 31 ($ in millions):

Line No.	Lender	Maximum Amount	Rate (SOFR +)	Maturity	Drawn amount at December 31, 2025	Drawn amount at December 31, 2024
1	Wells Fargo Bank, N.A.	$ 50.0	2.01%	March 3, 2028	$ 1.3	$ 2.0
2	Wells Fargo Bank, N.A.	4,900.0	1.24%	March 10, 2028	2,527.8	2,738.8
3	Wells Fargo Bank, N.A.	25.0	1.35%	March 24, 2028	15.7	16.2
Total		**$ 4,975.0**			**$ 2,544.8**	**$ 2,757.0**

As of December 31, 2025 and 2024, the Company maintained three uncommitted line of credit arrangements, totaling $5.0 billion in aggregate availability. As of December 31, 2025 and 2024, $2.5 billion and $2.8 billion, respectively, was drawn under these facilities. These facilities bear interest at floating rates tied to Secured Overnight Financing Rate (SOFR) plus applicable margins and are settled daily through the Parent treasury function. These credit facilities were renewed in the first quarter of 2025 and as of December 31, 2025, have maturities ranging from March 3, 2028 to March 24, 2028.

In addition to the credit facilities listed above, as of December 31, 2025 and 2024, the Company maintained an intercompany revolving credit facility with Wells Fargo Rail Structured Holdings LLC. This facility provided for borrowings up to $1.7 billion as of both December 31, 2025 and 2024. As of December 31, 2025 and 2024, $1.3 billion and $1.2 billion, respectively, was drawn under this facility. This intercompany facility is eliminated in the Combined Carve-out Financial Statements and is therefore not included in the table above.

Note 9. Fair Value Measurements

Fair value is the price that a market participant would receive to sell an asset or pay to transfer a liability in an orderly transaction at the measurement date. The Company classifies fair value measurements according to the three-level hierarchy defined by GAAP, and those classifications are based on our judgment about the reliability of the inputs used in the fair value measurement. Level 1 inputs are quoted prices available in active markets for identical assets or liabilities. Level 2 inputs are observable, either directly or indirectly, and may include quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data. For assets or liabilities with a specified contractual term, Level 2 inputs must be observable for substantially the full term of that asset or liability. Level 3 inputs are unobservable, meaning they are supported by little or no market activity. Fair value measurements classified as Level 3 typically rely on pricing models and discounted cash flow methodologies, both of which require significant judgment.

The Company did not hold any assets or liabilities recorded at fair value on a recurring basis as of December 31, 2025 and 2024.

The Company reviews long-lived assets, such as operating lease assets, right-of-use assets, direct financing leases, leveraged leases, and goodwill, for impairment whenever circumstances indicate that the carrying amount of these assets may not be recoverable or when assets may be classified as held for sale. The Company determines the fair value of the respective assets using Level 3 inputs, including estimates of discounted future cash flows, independent appraisals, and market comparables, as applicable.

Certain assets were subject to non-recurring Level 3 fair value measurements during 2025 and 2024 and continue to be held at December 31, 2025 and 2024. The fair value of such assets at the time of their measurement was $2.1 million and $10.7 million at December 31, 2025 and 2024, respectively, and primarily consisted of railcars in both periods. See "Note 10. Asset Impairments and Assets Held for Sale" for further information.

Other Financial Instruments

The carrying amounts of cash and cash equivalents, receivables, accounts payable and other current liabilities approximate fair value due to the short maturity of those instruments. The carrying amount of the Company's uncommitted line of credit arrangements approximates fair value as interest rates applied to the underlying debt are adjusted daily to market interest rates, which is a Level 2 input.

Note 10. Asset Impairments and Assets Held for Sale

The Company did not have any significant write downs of assets held for sale ("AHFS") in 2025. In 2024, the Company classified 1,670 railcars and 6 locomotives as AHFS, which were written down to the lower of their respective carrying values or net realizable value for disposal. The railcars were predominantly a mix of autoracks, coal cars, tank cars, and boxcars that were considered by management to have limited re-marketing opportunities due to their physical configuration, prevailing market conditions, and certain regulatory phase out requirements. This resulted in a $29.5 million loss recorded to asset impairments loss, with the remaining $8.8 million carrying value reclassified to assets held for sale on the Combined Balance Sheet.

The following table summarizes the components of asset impairments loss:

For the years ended December 31 (in millions)		2025		2024
AHFS Write Down	$	0.2	$	29.5
Total	$	0.2	$	29.5

Assets held for sale were $2.1 million as of December 31, 2025 and $10.7 million as of December 31, 2024. All assets held for sale at December 31, 2025 are expected to be sold within one year.

Note 11. Stock-Based Compensation

The Parent grants restricted share rights ("RSRs") to employees, including those of WFR. Stock-based compensation expense for RSRs awarded to WFR employees is included in personnel expense in the Combined Income Statements. For the years ended December 31, 2025 and 2024, the Company recognized stock-based compensation expense of $1.5 million and $1.3 million, respectively.

Holders of RSRs are entitled to the related shares of common stock at no cost, generally vesting over three to five years after the RSRs are granted. The following table shows the status of RSRs awarded to WFR employees at December 31 and changes during the years presented:

	Number of Shares		Weighted-Average Grant-Date Fair Value
Restricted Share Rights			
Nonvested at January 1, 2024	71,192	$	44.51
Granted	31,989		49.87
Vested	(26,323)		43.72
Canceled or Forfeited	(986)		45.36
Nonvested at December 31, 2024	75,872	$	47.04
Nonvested at January 1, 2025	75,872	$	47.04
Granted	24,163		77.64
Vested	(29,634)		45.53
Canceled or Forfeited	(883)		61.04
Nonvested at December 31, 2025	69,519	$	58.12

The total fair value of RSRs that vested during 2025 and 2024 was $2.4 million and $1.3 million, respectively. As of December 31, 2025, the Company had $1.3 million of unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.4 years.

Note 12. Income Taxes

WFR has historically been included in WF's consolidated income tax return filings. Income taxes are computed and reported herein under the separate return method. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if WFR were a separate taxpayer and a standalone enterprise. Operations have been combined as if WFR was filing on a consolidated basis for U.S. Federal, U.S. state and non-U.S. income tax purposes, where allowable by law. The Company is subject to regulation under a wide variety of U.S. federal, U.S. state and non-U.S. tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations.

The following table shows the domestic and foreign components of WFR's income before income taxes:

For the years ended December 31 (in millions)		2025		2024
Income before Income Taxes				
Domestic	$	15.3	$	57.5
Foreign		4.9		4.8
Total	**$**	**20.2**	**$**	**62.3**

The following table shows the components of income tax expense:

For the years ended December 31 (in millions)		2025		2024
Current Tax Expense (Benefit)				
U.S. Federal	$	22.4	$	65.2
U.S. State and Local		(4.6)		(1.1)
Total current		**17.8**		**64.1**
Deferred Tax Expense (Benefit)				
U.S. Federal		1.5		(51.2)
U.S. State and Local		(1.5)		(8.2)
Total deferred		—		**(59.4)**
Total income tax expense	**$**	**17.8**	**$**	**4.7**

In 2025, WFR's effective tax rate was 88.1% compared to 7.5% in 2024. The following table shows the reconciliation between the federal statutory income tax rate and our effective income tax rate:

For the years ended December 31 (in millions)		2025		2024
Income taxes at federal statutory rate (21.0%)	$	4.2	$	13.1
Adjust for effect of:				
State and local income taxes, net of federal income tax benefit		(4.8)		(7.4)
Nondeductible goodwill impairment		20.0		—
Return to provision (RTP) adjustment		(0.1)		—
Other		(1.5)		(1.0)
Income tax expense	**$**	**17.8**	**$**	**4.7**

The following table shows the significant components of our deferred tax assets and liabilities:

As of December 31 (in millions)		2025		2024
Deferred Tax Assets				
State net operating loss	$	13.2	$	13.9
State depreciation		3.7		5.5
Accruals not currently deductible for tax purposes		3.7		4.7
Lease liability		2.1		3.5
Intangible assets		0.9		1.6
Other		2.9		4.9
Total deferred tax assets		**26.5**		**34.1**
Deferred Tax Liabilities				
Lease accounting		(961.4)		(965.7)
Other		(8.8)		(12.0)
Total deferred tax liabilities		**(970.2)**		**(977.7)**
Net deferred tax liability	**$**	**(943.7)**	**$**	**(943.6)**

Deferred income taxes are the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax provision does not include any deferred tax costs that might arise due to book versus tax basis differences in investments in foreign subsidiaries. Under provisions of the territorial tax system, future dividend distributions from foreign subsidiaries and affiliates are generally exempt from U.S. income tax.

At December 31, 2025, the Company had state tax net operating losses, which is a component of the deferred tax assets, in the amount of $13.2 million, net of federal benefits that are scheduled to expire at various times beginning in 2028. The Company has not recorded a valuation allowance related to deferred tax assets, as we believe it is more likely than not that we will be able to utilize them in the future.

The Company is included in the Parent's consolidated federal income tax return with domestic subsidiaries in the U.S. jurisdiction and various state jurisdictions, as well as filing separate tax returns in various other state jurisdictions. There are no unrecognized tax benefits with respect to the entities included in these Combined Carve-out Financial Statements.

Note 13. Concentrations

Concentration of Revenues

The Company derived revenue from a wide range of companies within different industries. The Company's foreign identifiable revenues for both operating and finance lease revenue were derived in Canada and Mexico. Refer to "Note 18. Foreign Operations" for details.

<u>Operating Lease Revenue</u>

In 2025, the largest concentrations of operating lease revenue were railcars used for the transportation of agricultural grain (24%), plastics (12%), cement and sand (11%), and coal products (10%). The concentrations were similar for 2024, with the only difference being railcars used for the transportation of agricultural grain and coal products, which accounted for 22% and 11%, respectively, of operating lease revenue in 2024.

<u>Finance Lease Revenue</u>

In 2025, the largest concentrations of finance lease revenue were locomotives or railcars used for the transportation of freight (locomotives) (27%), agricultural grain (22%), plastics (14%), and intermodal-flatcars (13%). In 2024, the largest concentrations of finance lease revenue were locomotives or railcars used for the transportation of freight (locomotives) (30%), agricultural grain (20%), intermodal-flatcars (15%), and plastics (13%).

Concentration of Credit Risk

Under lease agreements with customers, the Company typically retains legal ownership of the assets. The Company performs a credit evaluation prior to approval of a lease contract. Subsequently, the creditworthiness of the customer and the value of the collateral is monitored on an ongoing basis. The Company maintains an allowance to provide for credit losses inherent in the receivable balances.

For operating lease revenue, the Company did not have any concentrations greater than 10% from any particular customer for the years ended December 31, 2025 and 2024.

For finance lease revenue, the Company had concentrations greater than 10% for one customer for the year ended December 31, 2025 and two customers for the year ended December 31, 2024. In 2025, the Company derived 40% of finance lease revenue from BNSF Railway Company. In 2024, the Company derived 39% of finance lease revenue from BNSF Railway Company and 12% from Union Pacific Railroad Company.

Concentration of Labor Force

The Company did not have any employees covered by collective bargaining agreements during the years ended December 31, 2025 or 2024.

Note 14. Commercial Commitments

The Company enters into various commercial commitments that require the Company to fulfill specific obligations in the event of third-party demands. Similar to balance sheet investments, these commitments can expose the Company to credit, market, and equipment risk. Accordingly, management evaluates these commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions. The Company did not enter into any commercial commitments as of December 31, 2025 and 2024. There were no liabilities recorded on the Combined Balance Sheets for commercial commitments at December 31, 2025 and 2024.

Note 15. Goodwill

The Company did not have any goodwill as of December 31, 2025. The Company's goodwill, which was related to one reporting unit, was $104.2 million as of December 31, 2024.

During the first quarter of 2025, the Parent performed an interim goodwill impairment test, which was triggered by the probable sale of the assets of its rail and locomotive equipment leasing business, and determined that the estimated fair value of the rail business was less than its carrying value. As a result of the assessment, the Company recognized a non-cash goodwill impairment charge of approximately $104.2 million during the first quarter of 2025.

For the year ended December 31, 2024, management evaluated goodwill and concluded it was not impaired as the fair value exceeded its recorded book value at the time of evaluation. For additional information regarding the carve-out business and related goodwill, refer to "Note 3. Summary of Significant Accounting Policies."

Note 16. Allowance for Credit Losses

Refer to "Note 3. Summary of Significant Accounting Policies" for details on the Company's allowance for credit losses. There were no write-offs or recoveries recognized for the years ended December 31, 2025 and 2024.

The following table shows changes in the allowance for credit losses balance as of the dates presented:

As of December 31 (in millions)	2025	2024
Beginning balance	$ 5.3	$ 5.6
Provision (reversal) for credit losses	(0.1)	(0.3)
Ending balance	**$ 5.2**	**$ 5.3**

Note 17. Other Assets and Other Liabilities

The following table shows the components of other assets reported in the Combined Balance Sheets:

As of December 31 (in millions)	2025	2024
Finance lease right of use assets, net	$ 1.9	$ 6.6
Prepaid expenses	0.7	0.8
Inventory	0.3	0.3
Premise and equipment, net	—	0.1
Total other assets	**$ 2.9**	**$ 7.8**

The following table shows the components of other liabilities in the Combined Balance Sheets:

As of December 31 (in millions)	2025	2024
Operating lease deferred revenue	$ 44.0	$ 45.0
Deferred gain on railcar disposition	3.5	12.7
Non-interest bearing deposits	5.0	8.7
Finance lease liabilities	1.8	5.6
Total other liabilities	**$ 54.3**	**$ 72.0**

Note 18. Foreign Operations

Operating Assets

Operating equipment leased to others is included in operating lease assets, net and assets held for sale in the Combined Balance Sheets. The following table presents the geographic concentration of operating equipment leased to others based on the lessees' principal place of business:

As of December 31 (in millions)		2025	%		2024	%
Operating Lease Assets						
Canada	$	775.6	18%	$	807.7	18%
Mexico		259.0	6%		239.1	5%
United States		3,230.0	76%		3,406.1	77%
	$	**4,264.6**		**$**	**4,452.9**	
Operating Lease Assets Held For Sale						
United States	$	2.1	100%	$	10.7	100%
	$	**2.1**		**$**	**10.7**	

Revenue

Leasing revenues are primarily included in operating lease revenue, direct financing lease revenue, and leveraged lease revenue in the Combined Income Statements. The following table presents the geographic concentration of lease revenues based on the lessees' principal place of business:

For the years ended December 31 (in millions)		2025	%		2024	%
Operating Lease Revenue						
Canada	$	117.5	22%	$	117.3	22%
Mexico		30.5	5%		27.8	5%
United States		395.4	73%		395.5	73%
	$	**543.4**		**$**	**540.6**	
Direct Financing Lease Revenue						
Canada	$	1.3	2%	$	1.4	2%
Mexico		4.1	6%		4.8	8%
United States		60.5	92%		57.3	90%
	$	**65.9**		**$**	**63.5**	
Leveraged Lease Revenue						
United States	$	24.2	100%	$	29.7	100%
	$	**24.2**		**$**	**29.7**	

Note 19. Legal Proceedings and Other Contingencies

The Company, from time to time, is subject to legal proceedings, claims, and investigations that arise in the normal course of operations including environmental, property damage and personal injury matters. These matters are subject to uncertainties, and it is possible that certain of these matters have the potential for adverse financial results. Other than as noted below, management, in consultation with legal counsel, evaluated any such matters and noted that as of December 31, 2025, there were no material legal proceedings or pending claims requiring disclosure or accrual in these Combined Carve-out Financial Statements.

Environmental

The Company is subject to extensive federal, state, and local environmental regulations and has established operating procedures intended to mitigate environmental risks associated with railcar leasing, including the maintenance of railcars used to transport chemicals and other hazardous materials. Management has evaluated the carve-out business's exposure to environmental liabilities and concluded that, as of December 31, 2025, there were no material environmental matters requiring recognition or disclosure in the Combined Carve-out Financial Statements. The high end of the range of reasonably possible losses in excess of any accrual for probable and estimable losses was approximately $3.0 million as of December 31, 2025.

Note 20. Subsequent Events

The Company has evaluated events and transactions that occurred after the date of the accompanying Combined Carve-out Balance Sheets through February 27, 2026, the date these Combined Carve-out Financial Statements were available for issuance, for potential recognition or disclosure.

On January 1, 2026, WF completed the sale transactions for the assets of its rail and locomotive equipment leasing business to GABX Leasing LLC, GATX Corporation, and Brookfield Infrastructure. See "Note 1. Description of Business" for information on the sale transactions.

Also on January 1, 2026, the Company released its restriction on cash held for expected repair and maintenance costs for certain railcars given that ownership of these railcars was transferred in connection with the completed sale transactions noted above. The restricted cash balance was $15.5 million as of December 31, 2025 and 2024.